Exhibit 99.1

NewLake Capital Partners Appoints Lisa Meyer as

Chief Financial Officer

NEW CANAAN, Conn., May 16, 2022 (GLOBE NEWSWIRE) – NewLake Capital Partners, Inc. (OCTQX: NLCP) (the “Company” or “NewLake”), a leading provider of real estate capital to state-licensed cannabis operators, today announced the retirement of Fred Starker, the Company’s Chief Financial Officer and the concurrent appointment of Lisa Meyer as the Company’s new Chief Financial Officer, both effective June 13, 2022. Mr. Starker will work with Ms. Meyer to facilitate the transition and he has entered into a consulting agreement with the Company from the date of his retirement through August 13, 2022.

David Weinstein, Chief Executive Officer of NewLake commented, “On behalf of the entire NewLake team, we would like to congratulate Fred on his retirement and thank him for all of his contributions to the Company. We have benefited from his years of experience, his financial acumen and his unwavering dedication to NewLake since our formation in April 2019. We are delighted for Fred to spend more well-deserved time with his family and friends. We are also excited to have Lisa join the team, bringing years of financial and REIT experience to NewLake.”

Ms. Meyer has extensive experience providing financial leadership to various public and private entities in the real estate industry. Most recently, she served as President, Chief Financial Officer and Treasurer of Western Asset Mortgage Capital (NYSE: WMC), a diversified mortgage finance REIT. Prior to that role, Ms. Meyer served as Managing Director of FTI, Consulting Inc. in the Real Estate Solutions practice. Before joining FTI, she served as the Chief Accounting Officer of NorthStar Realty Finance Corp. Ms. Meyer joined NorthStar Realty Finance Corp. from Ernst & Young LLP where she served as an Assurance Senior Manager in the Global Real Estate Group, focusing on complex and specialized accounting and audit issues for a diverse group of publicly traded and privately held real estate and real estate finance clients.

“I also would like to wish Fred well in his next chapter and thank him for his many contributions to the success of NewLake,” said Anthony Coniglio, President and Chief Investment Officer of NewLake. “We are thrilled to have Lisa join the team as we embark on our next phase of exciting growth. She brings to NewLake over 25 years of leadership roles with a proven track record in REIT’s, where she has been responsible for accounting, financial operations and capital raising.”

“The evolution of the cannabis industry and its rapid growth make it an exciting time to join NewLake. I am looking forward to working with the team as we expand upon the Company’s leadership position,” said Ms. Meyer. “Together with Anthony, David, and the rest of the NewLake team, I look forward to building on NewLake’s past success.”

About NewLake Capital Partners, Inc.

NewLake Capital Partners, Inc. is an internally-managed real estate investment trust that provides real estate capital to state-licensed cannabis operators through sale-leaseback transactions and third-party purchases and funding for build-to-suit projects. NewLake owns a portfolio of 28 cultivation facilities and dispensaries that are leased to single tenants on a triple-net basis, and has provided one loan collateralized by a cultivation facility structured to convert to a sale-leaseback unless specific provisions are met by July 29, 2022. For more information, please visit www.newlake.com.

Investor Contact:
Valter Pinto, Managing Director
KCSA Strategic Communications
Valter@KCSA.com
PH: (212) 896-1254

Media Contact:
McKenna Miller
KCSA Strategic Communications
MMiller@kcsa.com
PH: (212) 896-1254